Exhibit 99.1

Highlands Bankshares, Inc. Announces Year-End 2010 Results

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the year ended December 31, 2010.

Highlands Bankshares, Inc., the parent company of The Grant County Bank and Capon Valley Bank, posted year-end 2010 earnings of $1,592,000 or $1.19 per share of common stock outstanding (EPS), compared to $3,356,000 or $2.51 EPS for the same period of 2009, a decrease of $1,764,000 or $1.32 EPS.

Net interest income increased 1.5%, due to the favorable change in the ratio of interest income to interest expenses as the decrease in interest expenses of 20.7% outpaced the decrease in interest income of 5.7%.

Total provision for loan loss during 2010 increased 87.1% to $3,487,000, compared to $1,864,000 during 2009.  The increase in the provision expense was driven by increased delinquency rates, increase in the number of classified loans and decreased collateral values, which were all the result of the economic environment.

Return on average assets (ROAA) declined from 0.84% in 2009 to 0.38% in 2010.  Likewise, the return on average equity (ROAE) declined from 8.33% in 2009 to 4.00% in 2010.

Total assets, as of December 31, 2010, decreased 1.9% or $7,910,000 to $399,900,000, compared to December 31, 2009.  This decrease was driven by a reduction in gross loans and the increase in the allowance for loan losses.

Shareholders’ Equity at December 31, 2010 was $41,368,000 or $30.94 per outstanding share.

During 2010, Highlands paid dividends to its shareholders of $1.04 per share.

C.E. “Butch” Porter, President and CEO of the holding company, stated “We are continuing to work through this difficult economic environment.  We are pleased that operationally we have been able to offset some of the impact of the recessionary fallout with reduced interest expenses helping us maintain a strong interest margin.  We will continue to work with our customers and analyze our loan risk.  We will be proactive in establishing allowances to cover potential future losses in our loan portfolio.

Reviewing some recent regional statistics, I have been pleased to see increases in some of our communities’ real estate values.  While these increases have been marginal, they are increases instead of the declining values we have seen the last couple years.

I remain cautious and think we still have some issues to work through.  We continue to watch emerging operational and reporting requirements as a result of the Dodd-Frank Wall Street Reform legislation adopted by Congress last summer.  Depending on the implementation of this legislation, Community Banks are at risk of extensive change in the way they do business and increased expenses associated with increased reporting requirements.

I am saddened to report that during the last year we lost Director Steve Judy to a sudden illness. Steve joined our Board of Directors in 2002 and worked tirelessly on behalf of the Company. His contributions have been immeasurable. During his tenure, Steve served as chair of the audit committee and chair of the board for The Grant County Bank.  We will miss his intelligence, perspective, experience, energy, humor and the enormous care he always demonstrated for the Company and its employees.

During this past year, we opened our newest, full service Capon Valley Bank branch in Stephens City, Virginia.  We are very excited with the prospects for our second Virginia operation.

We remain focused and committed to our communities and look forward to working through the recovery together by developing new products and services to meet the needs of our customers.”

Highlands Bankshares, Inc. operates twelve banking locations in West Virginia and Virginia through its two wholly-owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly-owned subsidiary HBI Life Insurance Company.

As of March 30, 2011, Smith Elliott Kearns & Company, LLC, Highlands’ Registered Independent Certified Public Accounts, had issued an unqualified opinion on Highlands’ 2010 financial statements as of and for the year ended December 31, 2010.  The results of operations for 2010 and balance sheet totals for December 31, 2010 contained in the text above were derived from the audited financial statements.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect”, “believe”, “estimate”, “plan”, “project”, “anticipate” or other similar words.  Although the company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in:  general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, downturns in the trucking and timber industries, effects of mergers and/or downsizing in the poultry industry in Hardy County, continued challenges in the current economic environment affecting our financial condition and results of operations, continued deterioration in the financial condition of the U.S. banking system impacting the valuations of investments the company has made in the securities of other financial institutions, and consumer spending and savings habits, particularly in the current economic environment.  Additionally, actual future results and trends may differ from historical or anticipated results to the extent:  (1) any significant downturn in certain industries, particularly the trucking and timber industries are experienced; (2) loan demand decreases from prior periods; (3) the company may make additional loan loss provisions due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (4) the company may not experience significant recoveries of previously charged-off loans or loans resulting in foreclosure; (5) the company is unable to control costs and expenses as anticipated, (6) legislative and regulatory changes could increase expenses (including changes as a result of rules and regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act); and (7) any additional assessments imposed by the FDIC.  Additionally, consideration should be given to the cautionary language contained in the company’s periodic reports filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934.  The company does not update any forward-looking statements that may be made from time to time by or on behalf of the company.